FOR IMMEDIATE RELEASE

Investor & Media Contact:

John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS REPORTS 2008 FIRST QUARTER FINANCIAL RESULTS

PALO ALTO, Calif., April 25, 2008 – CV Therapeutics, Inc. (Nasdaq: CVTX) today reported financial results for the first quarter ended March 31, 2008.

For the quarter ended March 31, 2008, the Company reported a net loss of $31.9 million, or $0.53 per share. This compares to a net loss of $34.1 million, or $0.57 per share, for the prior quarter ended December 31, 2007 and $55.1 million, or $0.93 per share, for the same quarter in 2007.

For the quarter ended March 31, 2008, the Company recorded total revenues of $22.8 million which consisted of $22.0 million of net product sales of Ranexa® (ranolazine extended-release tablets) and $0.8 million of collaborative research revenue. The $22.0 million of net product sales of Ranexa in the quarter ended March 31, 2008 represents an increase of five percent compared to the $20.9 million of net product sales of Ranexa® recorded in the prior quarter ended December 31, 2007 and an increase of 83 percent compared to the $12.0 million of net product sales in the same quarter of the prior year. The first quarter 2008 collaborative research revenue includes revenue primarily related to the reimbursement of certain regadenoson development costs from our collaborative partner.

Costs and expenses were $53.1 million for the quarter ended March 31, 2008. This compares to total costs and expenses of $55.8 million for the prior quarter ended December 31, 2007 and $71.2 million for the same quarter in 2007. The decrease of total costs and expenses in the quarter ended March 31, 2008 compared to the prior quarter ended December 31, 2007 was primarily due to lower research and development costs associated with various development projects, lower Ranexa marketing and sales expenses and lower general and administrative costs offset in part by higher personnel-related expenses.

The decrease in costs and expenses in the quarter ended March 31, 2008 compared to the same quarter in 2007 was primarily due to a reduction in personnel-related expenses related to the restructuring plan implemented in May 2007, lower research and development expenses resulting from lower clinical trial expenses related to the completion of the MERLIN TIMI-36 study of Ranexa and lower regadenoson research and development expenses, and lower Ranexa marketing and sales expenses. These decreases were partially offset by higher cost of sales due to higher net product sales of Ranexa.

At March 31, 2008, the Company had cash, cash equivalents, marketable securities and restricted cash of $151.0 million compared to $179.0 million at December 31, 2007. Our cash utilized for the quarter ended March 31, 2008 was $28.0 million. This compares to our cash utilized for the prior quarter of $20.5 million. The increase in cash utilization in the quarter end March 31, 2008 compared to the prior quarter was due primarily to the timing of certain compensation and payroll related tax payments.

In April 2008, we announced that TPG-Axon Capital agreed to pay CV Therapeutics up to $185.0 million in exchange for rights to 50 percent of our royalty on North American sales of Lexiscan™ (regadenoson) injection. We received $175.0 million on closing of the transaction in April 2008 and could receive a potential future milestone payment of $10.0 million. We also received a $12.0 million milestone payment from Astellas US LLC in connection with the FDA approval of Lexiscan™ in April 2008.

Company management will webcast a conference call on April 25, 2008 at 8:30 a.m. EDT, 5:30 a.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (866) 524-6241, and international callers may participate in the conference call by dialing (706) 679-3061. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, May 2, 2008. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 43615588.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and Lexiscan™ (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress. CV Therapeutics also has other clinical and preclinical drug development candidates and programs.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Annual Report on From 10-K for the year ended December 31, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

--Tables to follow—

CV THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)
	Three months ended
	March 31,

	2008	2007

Revenues:
Product sales, net	$22,045	$11,989
Collaborative research	766	3,261

Total revenues	22,811	15,250

Costs and expenses:
Cost of sales	3,383	1,557
Research and development	17,245	27,178
Selling, general and administrative	32,450	42,448
Restructuring charges	(7)	—

Total costs and expenses	53,071	71,183

Loss from operations	(30,260)	(55,933)
Other income (expense), net:
Interest and other income, net	1,535	4,043
Interest expense	(3,174)	(3,166)

Total other income (expense), net	(1,639)	877

Net loss	$(31,899)	$(55,056)

Basic and diluted net loss per share	$(0.53)	$(0.93)

Shares used in computing basic and diluted net loss per share	60,556	58,953

CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)
	March 31, 2008	December 31, 2007

Assets:
Cash, cash equivalents, and marketable securities	$148,563	$ 174,245
Other current assets	38,973	41,825

Total current assets	187,536	216,070
Property and equipment, net	18,205	19,131
Other assets	22,281	23,635

Total assets	$228,022	$ 258,836

Liabilities and stockholders’ deficit:
Current liabilities	$31,625	$ 39,183
Convertible subordinated notes	399,500	399,500
Other long-term obligations	5,010	5,551
Stockholders’ deficit	(208,113)	(185,398)

Total liabilities and stockholders’ deficit	$228,022	$ 258,836